Exhibit(a)(1)(H)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated March 21, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal and any amendments or supplements to the Offer to Purchase or Letter of Transmittal and, other than as described below, is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Merrill Lynch & Co., which is acting as the dealer manager for the Offer (the “Dealer Manager”), or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
BladeLogic, Inc.
at
$28.00 Net Per Share
by
Bengal Acquisition Corporation
a wholly owned subsidiary of
BMC Software, Inc.
     Bengal Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of BMC Software, Inc., a Delaware corporation (“BMC”), is making an offer to purchase all issued and outstanding shares of common stock, par value $0.001 per share (the “Shares” and each share thereof, a “Share”), of BladeLogic, Inc., a Delaware corporation (“BladeLogic”), at a price of $28.00 per Share, net to the seller in cash, without interest but subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A., which is acting as the depositary in connection with the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees. The Purchaser will pay the fees and expenses incurred in connection with the Offer of the Depositary, the Dealer Manager and MacKenzie Partners, Inc., which is acting as the information agent in connection with the Offer (the “Information Agent”). The Purchaser is offering to purchase all the Shares as a first step in acquiring the entire equity interest in BladeLogic. Following completion of the Offer, the Purchaser intends to effect the Merger (as defined below).
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, BOSTON, MASSACHUSETTS TIME ON THURSDAY, APRIL 17, 2008 UNLESS THE OFFER IS EXTENDED.
     There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not withdrawn before the expiration of the Offer, that number of Shares which, when added to any Shares already owned by BMC or any of its controlled subsidiaries, represents at least a majority of the Shares outstanding on a fully diluted basis (which means the total number of outstanding Shares plus the total number of Shares that are issuable upon the conversion or exercise of all BladeLogic stock options and other derivative securities regardless of the conversion or exercise price, vesting schedule or other terms and conditions thereof), which is referred to as the “Minimum Condition.” The Offer is also subject to the satisfaction of certain other conditions set forth in the Offer to Purchase, including, among other conditions, any applicable waiting period or approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) or other applicable foreign statutes or regulations having expired or been terminated or obtained and the satisfaction of other conditions set forth in Section 14—“Conditions of the Offer” of the Offer to Purchase.
     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 17, 2008 (the “Merger Agreement”), by and among BMC, the Purchaser and BladeLogic under which, following the completion of the Offer and the satisfaction or waiver of certain conditions, including, if required, a vote of BladeLogic’s stockholders, the Purchaser will be merged with and into BladeLogic with BladeLogic surviving the merger as a wholly owned subsidiary of BMC (the “Merger”). As of the effective time of the Merger, each outstanding Share (other than Shares owned by BMC, the Purchaser or their subsidiaries or affiliates, or Shares owned by BladeLogic or by its stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive $28.00 per Share in cash, or any different price per Share paid in the Offer (such price being referred to herein as the “Offer Price”), payable to the holder thereof without interest but subject to any applicable tax withholding.
     The board of directors of BladeLogic has unanimously (i) determined that the Merger Agreement, the Offer and the Merger are advisable and in the best interests of BladeLogic’s stockholders, (ii) approved the Offer and the Merger in accordance with the Delaware General Corporation Law, and (iii) approved the Merger Agreement and recommended that holders of Shares accept the Offer and tender their Shares in the Offer.
     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of the Offer or any delay in making payment. In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of (i) the certificates for such Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees; or (ii) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, a timely book-entry confirmation with respect to such Shares into the Depositary’s account at the Depositary Trust Company (the “Book Entry Transfer Facility”) and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) as described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase; and (iii) any other documents required by the Letter of Transmittal.
     Subject to the terms of the Merger Agreement and applicable law, the Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary. The Purchaser is required by the Merger Agreement to extend the Offer (i) to the extent required by applicable laws or interpretations of the Securities and Exchange Commission or its staff; (ii) on one or more occasions for a total of an additional thirty (30) calendar days, if, at the scheduled expiration of the initial offering period on April 17, 2008, all the conditions to the Offer other than the Minimum Condition have been satisfied; (iii) from time to time until the expiration or termination of the waiting period under the HSR Act or any material foreign statutes or regulations applicable to the Offer or the Merger if, at any scheduled expiration of the Offer, the waiting period under the HSR Act or such other material applicable foreign statutes or regulations have not expired or been terminated; and (iv) from time to time until the earlier of five business days after the time any of the conditions described in this clause no longer exist or such time at which any of the matters described in this clause become final and nonappealable, if, at any scheduled expiration of the Offer, there is any action taken or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, amended, issued or deemed applicable to the Offer or the Merger (other than the application of the waiting period provisions of the HSR Act or any other federal, state or local law, regulation or decree designed to prohibit, restrict or regulate actions for the effect of monopolization or restraint of trade to the Offer or to the

Merger), or any suit, action or proceeding is pending by any governmental authority of competent jurisdiction (or any governmental authority of competent jurisdiction has informed BMC, the Purchaser or BladeLogic or counsel therefor that such governmental authority intends to commence any suit, action or proceeding) against BMC, the Purchaser or BladeLogic or the respective subsidiaries of any of such entities that, in either case, would reasonably be expected to directly or indirectly (a) make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger, (b) restrict, prohibit or limit the ownership or operation by BMC, the Purchaser, or the subsidiaries of BMC or the Purchaser of all or any significant portion of the business or assets of BladeLogic or any of its subsidiaries or compel BMC or the Purchaser or any of the subsidiaries of BMC or the Purchaser to dispose of or hold separately all or any significant portion of the business or assets of BMC, the Purchaser or BladeLogic or any of the respective subsidiaries of any such entities, (c) impose material limitations on the ability of BMC or the Purchaser or the respective subsidiaries of BMC or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by BMC or the Purchaser or any of the subsidiaries of BMC or the Purchaser pursuant to the Offer on all matters properly presented to BladeLogic’s stockholders, or (d) require divestiture by BMC or the Purchaser or any of the subsidiaries of BMC or the Purchaser of any Shares.
     If, at the expiration of the Offer, all of the conditions to the Offer have been satisfied or waived, the Purchaser will accept for payment and promptly pay for Shares tendered and not properly withdrawn in the Offer. After acceptance for payment of Shares in the Offer, if BMC, the Purchaser and their subsidiaries and affiliates do not hold, in the aggregate, at least 90% of the issued and outstanding Shares to permit the Purchaser to complete the Merger under the “short form” merger provisions of the Delaware General Corporation Law, then the Purchaser is permitted by the Merger Agreement to provide a subsequent offering period (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Although the Purchaser reserves its right to provide a Subsequent Offering Period, the Purchaser does not currently intend to provide a Subsequent Offering Period.
     Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the expiration of the Offer and, unless already accepted for payment and paid for by the Purchaser in the Offer, may also be withdrawn at any time after May 19, 2008. No withdrawal rights apply during any Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase). If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase any time before the expiration of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding.
     The receipt by a U.S. holder (as defined in Section 5 — “Material U.S. Federal Income Tax Consequences” of the Offer to Purchase) of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who sells Shares pursuant to the Offer generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the adjusted tax basis of the Shares and the amount of cash received in exchange therefor (determined before the deduction of any backup withholding tax). See Section 5 — “Material U.S. Federal Income Tax Consequences” of the Offer to Purchase for more information, including material U.S. federal income tax consequences of the Offer to non-U.S. holders. Stockholders should consult their tax advisors about the tax consequences to them of participating in the Offer in light of their particular circumstances, including the applicability and effect of state, local, foreign and other tax laws.

     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
     BladeLogic has agreed to provide the Purchaser with BladeLogic’s stockholder lists and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
     The Offer to Purchase and the Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer. Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Requests for copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Dealer Manager, Depositary and the Information Agent) for soliciting tenders of Shares in the Offer.
The Information Agent for the Offer is:
MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com
The Dealer Manager for the Offer is:
MERRILL LYNCH & CO.
Four World Financial Center
New York, New York 10080
Call Toll-Free (877) 653-2948
March 21, 2008